UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Scudder Variable Series I

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April 2005

Dear SVS Focus Value+Growth Portfolio Shareholder:

Recently, you received a Prospectus/Proxy Statement regarding the proposed merger of SVS Focus Value+Growth Portfolio with Growth and Income Portfolio. If approved by shareholders, this merger will take place May 2, 2005 or shortly thereafter.

Enclosed is a prospectus supplement for Growth and Income Portfolio that reflects a change in the portfolio management team for the portfolio.

Portfolio managers Gregory Adams and Andrew Brudenell are leaving Deutsche Asset Management (DeAM) to pursue other opportunities. Replacing Gregory and Andrew, respectively, as lead portfolio manager and manager of Growth and Income Portfolio, will be Theresa Gusman and Greg Sivin. Both bring a wealth of industry experience to the fund and we are pleased to welcome them aboard.

Nothing will change with Growth and Income Portfolio’s investment objective. It will continue to seek long-term growth of capital, current income and growth of income.

What will change is the process that the portfolio management team will use when selecting the stocks in which Growth and Income Portfolio invests. Using criteria specifically designed for the fund by the advisor, as well as the fund’s investment parameters and risk management considerations, a quantitative model will compile the top U.S. equity research recommendations from the advisor’s U.S. equity analysts into a proposed list of stocks for the portfolio and will suggest appropriate weightings for each stock. The portfolio management team will make adjustments where necessary to the stocks and weightings for each stock in the portfolio and buy and sell securities in accordance with the model’s recommendations.

Please remember that Scudder Growth and Income Portfolio is subject to stock market risk, meaning stocks in the fund may decline in value for extended periods of time due to the activities and financial prospects of individual companies, or due to general market and economic conditions. Please read the fund’s prospectus for specific information regarding its risk profile.

View a prospectus

To obtain a prospectus, contact Scudder Insurance Products Sales Support at (800) 778-1482. The prospectus contains complete details on investment objectives, risk, fees charges and expenses, as well as other information about the investment company, which should be carefully considered. The prospectus contains this and other important information on the product and underlying portfolios. Product and/or product features may not be available in all states, at all firms or at all times.

We look forward to serving all of your investment needs for many years to come. Should you have any questions, please contact Scudder Insurance Products Sales Support at (800) 778-1482.

Sincerely,

Scudder Distributors, Inc.

Scudder Investments is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. and Scudder Trust Company.

NOT FDIC/NCUA INSURED. MAY LOSE VALUE

NO BANK GUARANTEE. NOT A DEPOSIT

NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

37654 (4/05) SVSIIFV+G ANNUITY

Scudder Variable Series I

o	Scudder Growth and Income Portfolio

Supplement to the currently effective prospectuses

The following information replaces the disclosure for the portfolio in “The portfolio managers” section of the prospectuses:

The people listed below handle the day-to-day management of the portfolio.

Theresa Gusman	Gregory Y. Sivin, CFA

Managing Director of Deutsche Asset Management and Lead Portfolio Manager of the portfolio.	Vice President of Deutsche Asset Management and Portfolio Manager of the portfolio.

o Joined Deutsche Asset Management in 1995 and the portfolio in 2005.	o Joined Deutsche Asset Management in 2000 and the portfolio in 2005.

o Head of equity research for Americas; head of global equity research team for materials: New York.	o Head of the equity portfolio analytics team for active equity: New York.

o Over 21 years of investment industry experience. o B.A., State University of New York at Stony Brook.

o       Previously, six years of experience as senior associate/quantitative analyst of small cap research for Prudential Securities, group coordinator/research analyst in the investment banking division for Goldman Sachs & Co. and senior actuarial assistant in the commercial property group for Insurance Services Office.

o B.S., State University of New York at Stony Brook.

The following information replaces paragraphs 2-5 for the portfolio in “The Portfolio’s Main Investment Strategy” section of the prospectuses:

The portfolio seeks to bring together the top US equity research recommendations of the advisor into a single investment portfolio. In managing the portfolio, each of the advisor’s US equity analysts individually assigns qualitative ratings to stocks under their coverage using bottom-up analysis and looking for companies with strong prospects for continued growth of capital and earnings. Using criteria specifically designed for the portfolio by the advisor, as well as the investment parameters of the portfolio and risk management considerations, a quantitative model compiles these research analyst ratings into a proposed list of stocks for the portfolio and suggests appropriate weightings for each stock.

Making adjustments where necessary, the managers normally will buy and sell securities in accordance with the model’s, and hence the research analysts’, recommendations. In addition to the risk management criteria inherent in the portfolio construction process, the managers use analytical tools to monitor the risk profile of the portfolio relative to comparable portfolios, and appropriate benchmarks and peer groups.

Please Retain This Supplement for Future Reference

April 1, 2005

SVS1-3605